EXHIBIT 99.1

BBSI Reports Third Quarter 2020 Financial Results and Raises Full-Year Outlook

- Third Quarter Results Exceed Management Expectations, Diluted EPS for 2020 Now Expected to be $4.10 -

VANCOUVER, Washington, November 3, 2020 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial Summary vs. Year-Ago Quarter

•	Net revenues down 8% to $227.5 million.

•	Gross billings down 3% to $1.51 billion.

•	Net income of $18.5 million, or $2.40 per diluted share, compared to net income of $25.0 million, or $3.24 per diluted share.

•	Unrestricted cash and investments up 8% to $147.9 million (up 14% versus Q2 2020).

“Our third quarter results exceeded our expectations and are reflective of the adaptability and resilience of small businesses in America,” said Gary Kramer, CEO of BBSI. “I am proud of the work and support that we are providing to our clients as we navigate these unprecedented times together.”

Third Quarter 2020 Financial Results

Net revenues in the third quarter of 2020 were down 8% to $227.5 million compared to $248.0 million in the third quarter of 2019.

Total gross billings in the third quarter decreased 3% to $1.51 billion compared to $1.55 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The decrease was directly attributable to the effects of the ongoing COVID-19 pandemic and its impact on the economy and operations of small businesses.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.4% in the third quarter and benefited from a favorable one-time adjustment of prior accident year liability of $3.0 million as well as other cost-saving measures. This compares to 3.6% in the third quarter of 2019.

Net income for the third quarter of 2020 decreased to $18.5 million, or $2.40 per diluted share, compared to net income of $25.0 million, or $3.24 per diluted share, in the year-ago quarter. The decline in net income is primarily attributable to the decline in billing volume, decreased favorable development on claims incurred in prior years, and lower investment income in the quarter, partially offset by reductions in operating expenses in the period.

Liquidity

As of September 30, 2020, unrestricted cash and investments increased 8% to $147.9 million compared to $137.2 million in the year-ago quarter and increased 14% compared to the second quarter of 2020. BBSI remains debt free apart from the $3.8 million mortgage on its corporate headquarters. Due to available unrestricted cash and investments and the general resilience of operations, BBSI reduced its borrowing capacity on its revolving line of credit back to $33 million from $50 million as of September 30, 2020.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on December 4, 2020 to all stockholders of record as of November 20, 2020.

The Company also reinstated its stock repurchase plan and repurchased 57,018 shares at an average price of $53.61 per share.

Increased Outlook

For the full year 2020, BBSI is raising its outlook for diluted earnings per share to $4.10 from $3.70. This continues to assume an estimate that gross billings will decrease approximately 3% for the year, as well as an effective tax rate of approximately 21%.

Conference Call

BBSI will conduct a conference call on Wednesday, November 4, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2020.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 4, 2020
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13711855

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.mybbsi.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through December 4, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13711855

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and nine months ended September 30, 2020 and 2019.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Gross billings	$1,511,908	$1,552,882	$4,321,018	$4,377,089
PEO and staffing wages	$1,300,352	$1,322,469	$3,710,788	$3,725,416

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be closely connected to our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Workers' compensation	$46,685	$46,887	$146,120	$154,290
Safety incentive costs	5,369	8,265	19,150	22,801
Non-GAAP gross workers' compensation	$52,054	$55,152	$165,270	$177,091

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
PEO and staffing wages	86.0%	85.2%	85.9%	85.1%
Payroll taxes and benefits	6.6%	6.8%	7.3%	7.3%
Non-GAAP gross workers' compensation	3.4%	3.6%	3.8%	4.0%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 35 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding the effects of the COVID-19 pandemic on our business operations and product relevance, and future gross billings, effective tax rates, earnings per share, and workers’ compensation expense as a percentage of gross billings, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders imposing business closures and stay-at-home and physical distancing requirements, changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effects of the pandemic, economic slowdown, and conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2019 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$61,193	$44,570
Investments	86,679	82,590
Trade accounts receivable, net	212,362	163,561
Income taxes receivable	1,740	1,335
Prepaid expenses and other	13,883	14,919
Restricted cash and investments	90,608	116,873
Total current assets	466,465	423,848
Property, equipment and software, net	35,148	31,724
Operating lease right-of-use assets	23,730	23,805
Restricted cash and investments	245,035	327,326
Goodwill	47,820	47,820
Other assets	5,081	3,618
Deferred income taxes	-	2,788
	$823,279	$860,929
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	6,447	5,993
Accrued payroll, payroll taxes and related benefits	205,476	174,168
Current operating lease liabilities	7,303	6,671
Other accrued liabilities	6,603	8,846
Workers' compensation claims liabilities	96,583	118,273
Safety incentives liability	23,354	27,950
Total current liabilities	345,987	342,122
Long-term workers' compensation claims liabilities	250,765	320,713
Long-term debt	3,565	3,730
Deferred income taxes	2,947	-
Long-term operating lease liabilities	17,355	17,883
Customer deposits and other long-term liabilities	5,348	4,682
Stockholders' equity	197,312	171,799
	$823,279	$860,929

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Professional employer service fees	$199,082	$214,156	$573,162	$607,840
Staffing services	28,431	33,806	74,486	89,319
Total revenues	227,513	247,962	647,648	697,159
Cost of revenues:
Direct payroll costs	21,452	25,464	56,325	67,298
Payroll taxes and benefits	100,142	104,847	313,275	321,341
Workers' compensation	46,685	46,887	146,120	154,290
Total cost of revenues	168,279	177,198	515,720	542,929
Gross margin	59,234	70,764	131,928	154,230
Selling, general and administrative expenses	35,587	41,352	100,957	113,517
Depreciation and amortization	1,341	970	3,512	2,909
Income from operations	22,306	28,442	27,459	37,804
Other income, net	1,294	2,488	5,693	7,946
Income before income taxes	23,600	30,930	33,152	45,750
Provision for income taxes	5,089	5,959	6,538	9,172
Net income	$18,511	$24,971	$26,614	$36,578
Basic income per common share	$2.42	$3.34	$3.51	$4.92
Weighted average basic common shares outstanding	7,639	7,483	7,572	7,433
Diluted income per common share	$2.40	$3.24	$3.46	$4.76
Weighted average diluted common shares outstanding	7,709	7,711	7,688	7,686

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com